AMERICAN FINANCIAL
REALTY TRUST

FOR IMMEDIATE RELEASE:

AT THE COMPANY Muriel Lange Investor Relations (215) 887-2280 X3023 Email: mlange@afrt.com	Anthony J. DeFazio Media Relations (215) 887-2280 X2919 adefazio@afrt.com

American Financial Realty Trust Closes Citizens Portfolio

AFR Acquires 236 Fully-Occupied Triple Net Leased Bank Branches through
Joint Venture with Dillon Read Capital Management

JENKINTOWN, Pa., July 18, 2006 – American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced that a newly formed joint venture between it and Dillon Read Capital Management LLC completed the acquisition of 236 fully occupied bank branches from Citizens Bank, N.A. and Charter One Bank, N.A., two bank subsidiaries of Citizens Financial Group, Inc., a wholly owned subsidiary of The Royal Bank of Scotland Group plc.

The properties were acquired for an aggregate purchase price of approximately $317 million before acquisition costs. The portfolio assets, aggregating approximately 969,000 rentable square feet, are located in eleven northeastern and midwestern states. Closing was delayed on five of the 241 properties announced in the Company’s June 23rd press release pending receipt of various third party consents. Closing on some or all of the delayed properties is anticipated within the next 90 days.

Citizens and Charter One will continue to operate in the acquired properties under triple net leases with initial terms of five or fifteen years. The Company anticipates an average capitalization rate (average revenues over the remaining term of the leases less operating expenses divided by the gross purchase price) of approximately 7% before transaction expenses based on the projected cash flows. The net rentals under both the five-year and fifteen-year leases will be subject to periodic increases. Citizens Bank is rated “AA-” by Standard & Poor’s.

American Financial Realty created a joint venture with Dillon Read Capital Management LLC to acquire the portfolio. AFR contributed approximately $18.5 million in equity funding to the venture for which it will receive approximately 25.4% of the venture’s net cash flow. The balance of the venture’s funding was obtained through a combination of debt and Dillon Read equity.

The Company’s property management affiliate, First States Management Corp, L.P. will provide oversight management of the portfolio. The venture will pay AFR an annual management fee and AFR may receive incentive payments based on the performance of the portfolio.

Commenting on the acquisition, president and chief executive officer Nicholas Schorsch said, “This is another significant transaction that we have executed with Citizens. We value the strong relationship that we have established with Citizens and look forward to serving them well for years to come. We are also pleased that the joint venture provides AFR with an alternative source of funding and combines our competitive advantage in bank real estate with the broad financing capabilities of Dillon Read.” Mr. Schorsch concluded, “We look forward to working with Dillon Read on this and future joint ventures.”

CFO Dave Nettina commented, “All the assets acquired in this transaction are fully leased and deposit levels exhibit a well-established customer base, such that we anticipate a high percentage of at-market renewals and long term growth from lease escalations. This transaction significantly adds to our portfolio of leased bank branch properties, while requiring a limited capital commitment, enhanced shareholder return and long term growth.”

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

To arrange media interviews with American Financial Realty executives, contact Tony DeFazio at 215-887-2280, x2919 or adefazio@afrt.com. For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “expects,” “anticipates,” “estimates,” “intends,” “believes” and similar expressions that do not relate to historical information. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks and uncertainties which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These risks and uncertainties include the risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and include, without limitation, changes in general economic conditions and the extent of any tenant bankruptcies and insolvencies; the Company’s ability to maintain and increase occupancy; the Company’s ability to timely lease or re-lease space at anticipated net effective rents; the cost and availability of debt and equity financing; and the Company’s ability to acquire and dispose of certain of its assets from time to time on acceptable terms. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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